Exhibit 99.1
NEWS
[ONEOK Logo]	[ONEOK Partners Logo]
Analyst Contact: Dan Harrison	Analyst Contact: Ellen Konsdorf
918-588-7950	877-208-7318
Media Contact: Megan Washbourne	Media Contact: Beth Jensen
918-588-7572	402-492-3400

ONEOK Partners Completes Transaction

on Overland Pass Pipeline Venture

TULSA, Okla. -- June 1, 2006 -- An affiliate of ONEOK, Inc. (NYSE: OKE), ONEOK Partners, L.P. (NYSE: OKS), announced today that it has completed a series of transactions through one of its subsidiaries with a subsidiary of Williams (NYSE: WMB) to form a joint venture called Overland Pass Pipeline Company LLC.

The transaction was previously announced on May 3, 2006.

The joint-venture company will build a 750-mile natural gas liquids (NGL) pipeline from Opal, Wyo., in the southwestern part of the state, to the mid-continent natural gas liquids market center in Conway, Kan., one of the nation's primary NGL distribution and storage hubs. The pipeline will be designed to transport 110,000 barrels per day of natural gas liquids. Additional pump facilities would increase the capacity to 150,000 barrels per day.

Initially, ONEOK Partners will own 99 percent of the joint venture and Williams will own the remaining 1 percent, with Williams having the option to increase its ownership to 50 percent and become operator within two years of the pipeline becoming operational. ONEOK Partners, through its subsidiaries, will manage the construction project and be operator of the pipeline.

Construction of the 14- and 16-inch pipeline is expected to begin in the summer of 2007, with start-up scheduled for early 2008. The pipeline project is estimated to cost approximately $450 million. In addition, ONEOK Partners plans to invest approximately $160 million to expand its existing fractionation capabilities and the capacity of its natural gas liquids distribution pipelines. Financing for both projects may include a combination of short- or long-term debt or equity.

The proposed pipeline route will traverse 23 counties in three states: five each in Wyoming and Colorado, and 13 in Kansas. Because the pipeline route spans from higher to lower elevations, the pipeline will require fewer pump stations to move the NGLs, thereby

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ONEOK Partners Completes Transaction

on Overland Pass Pipeline Venture

minimizing operating costs. The pipeline will be designed, constructed and operated using proven technology, advanced pipeline control systems and continuous safety monitoring.

The project requires the approval of various state and federal regulatory agencies and governments.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. Its general partner is ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; estimated costs to construct the pipeline; estimated costs to expand existing fractionation capabilities and existing pipeline capacity; estimated construction and completion schedules; outcome of regulatory and legal proceedings; and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. These factors could cause future outcomes to differ materially from those set forth in the forward-looking statements. OKE-FI

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